                         AMENDED AND RESTATED AGREEMENT

                                       OF

                               LIMITED PARTNERSHIP

                                       OF

                            HEALTHCARE PARTNERS, L.P.

                         AMENDED AND RESTATED AGREEMENT
                                       OF
                               LIMITED PARTNERSHIP
                                       OF
                            Healthcare Partners, L.P.


                  AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Healthcare Partners, L.P. (the "Partnership"), dated as of March 18, 1994, among CFHF Partners, L.P., a Delaware limited partnership ("CFH"), Towers Financial Corporation, a Delaware corporation, or the successor in interest thereof ("Towers"), on behalf of itself and its subsidiaries as their respective interests may appear (each, a "Towers Entity") as general partners, and Towers Limited Partner Subsidiary Corp., as limited partner.

                  WHEREAS, CFH, as general partner, and John T. Hall as limited partner, entered into an Agreement of Limited Partnership dated as of March 10, 1994 (the "Original Agreement"); and

                  WHEREAS, the Certificate of Limited Partnership of the Partnership was filed with the Office of the Secretary of State of Delaware on March 8, 1994; and

                  WHEREAS, Towers desires to be admitted to the Partnership as a general partner; and

                  WHEREAS, Towers Limited Partner Subsidiary Corp. desires to be admitted to the Partnership as a limited partner; and

                  WHEREAS, John T. Hall will withdraw as a limited partner from the Partnership; and

                  WHEREAS, the parties hereto desire to amend and restate the Original Agreement.

                  NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                         CONTINUATION OF THE PARTNERSHIP

                  Section 1.1. Continuation of the Partnership. The Partnership was formed as a limited partnership under the Delaware Act (as defined below) by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of Delaware on March 8, 1994. The parties hereto agree to continue the Partnership.

                  Section 1.2. Name and Principal Office; Registered Agent and Registered Office. (a) The name of the Partnership is "Healthcare Partners, L.P.", as such name may be modified from time to time by the General Partners following written notice to the Limited Partners. The principal office of the Partnership shall be located as 1525 Locust Street, 17th Floor, Philadelphia, Pennsylvania 19102, but the Management Committee may change the location of the Partnership's principal office within or outside the State of Delaware and may establish such additional offices of the Partnership within or outside the State of Delaware as it may from time to time determine.

                  (b) The name of the registered agent for service of process on the Partnership in the State of Delaware is The Prentice-Hall Corporation System, Inc. The address of the registered agent and the address of the registered office of the Partnership in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19901.

                  Section 1.3. Business of the Partnership. Subject to the limitations on the activities of the Partnership otherwise specified in this Agreement, the Partnership is organized for the following objectives and purposes:

                  (a) to carry on certain of the businesses previously conducted by Towers or its subsidiaries, including financing of providers of medical or other healthcare services by way of loans, accounts receivable purchases or prefunding of revenues and to provide billing and accounts receivable management services to providers of medical or other healthcare services (the "Healthcare Finance Business"); and

                  (b) to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as the Management Committee may reasonably deem necessary or advisable to the carrying out of the foregoing objectives and purposes.

                  Section 1.4. Term. The term of the Partnership commenced on March 8, 1994 and shall continue until December 31, 2019, unless the Partnership is earlier dissolved and terminated in accordance with the provisions of this Agreement.


                                   ARTICLE II

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Accountants" means such firm of independent public accountants as shall be engaged from time to time by the Partnership.

                  "Additional Limited Partners" has the meaning set forth in
Section 9.7.

                  "Affiliate" means, with respect to a specified Person, (i) any Person directly or indirectly owning, controlling or holding the power to vote 25% or more of the outstanding voting securities or other ownership interests of the specified Person, (ii) any Person 25% of more of whose outstanding voting securities or other ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (iv) a partnership in which the specified Person is a general partner, (v) any officer or director of the specified Person, and (vi) if the specified Person is an officer, director, general partner or employee, any other entity for which the specified Person acts in any such capacity.

                  "Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended, modified or supplemented from time to time.

                  "Applicable Sharing Percentage" means, at any date of determination,

                  (a) as to CFH:

                          (i) until the amount of Cumulative Net Income that has
             been earned by the Partnership equals $60 million, 27%;

                          (ii) thereafter until the amount of Cumulative Net
             Income that has been earned by the Partnership equals $100 million, 30%;

                          (iii) thereafter until the amount of Cumulative Net
             Income that has been earned by the Partnership equals $180 million, 46%; and

                          (iv) thereafter, 65%.


                  (b) as to each of the other Partners, such Partner's Capital Account Share of:

                          (i) until the amount of Cumulative Net Income that has
             been earned by the Partnership equals $60 million, 73%;

                          (ii) thereafter until the amount of Cumulative Net
             Income that has been earned by the Partnership equals $100 million, 70%;

                          (iii) thereafter until the amount of Cumulative Net
             Income that has been earned by the Partnership equals $180 million, 54%; and

                          (iv) thereafter, 35%.

                  Notwithstanding the foregoing in clauses (a) and (b) above of this definition of "Applicable Sharing Percentage," if cumulative distributions made to all Partners other than CFH (from any source whatsoever other than a distribution of Unrecovered Capital or a Quarterly Yield Amount) for all periods ended on or prior to December 31, 1997 are less than $64.5 million, then the percentage in (a)(iv) above shall be 60% (instead of 65%) and the percentage in
(b)(iv) above shall be 40% (instead of 35%) (regardless of any subsequent events or circumstances).

                  Whenever it is necessary to allocate an amount of Net Income or Net Loss at a time when Cumulative Net Income determined without regard to such amount is below or above a particular threshold set forth in this definition of "Applicable Sharing Percentage" and Cumulative Net Income determined with regard to such amount would exceed or fall below such threshold, as the case may be, then the Applicable Sharing Percentage applicable to such allocation shall be determined as if such allocation were of two separate amounts of Net Income or Net Loss, the first in an amount that causes Cumulative Net Income to equal such threshold and the second in the remaining amount of such Net Income or Net Loss.

                  "Bankruptcy" of a Partner shall mean (i) the filing by such Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or such Partner filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Partner of any assignment for the benefit of its creditors, (iii) the entry of an order for relief against a Partner as a debtor under Title 11 of the United States Code or any other federal or state insolvency law, or (iv) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such Partner or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

                  "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks located in New York City are authorized to be closed.

                  "Capital Account" means, with respect to any Partner, the capital account of such Partner maintained and adjusted as provided in Article IV.

                  "Capital Account Share" means, with respect to any Partner other than CFH at any date, a fraction, the numerator of which is the Capital Account balance of such Partner at such date and the denominator of which is the sum of the Capital Account balances at such date of all Partners other than CFH; provided, however, that if at any time the Capital Account balance of all Partners other than CFH shall be zero or negative, the "Capital Account Share" of such Partners shall be determined by reference to such Partners' Capital Account balances immediately preceding the allocation or distribution which reduced said balance to or below zero.

                  "Capital Contribution" means any cash or other property which a Partner contributes to the Partnership pursuant to Article III (net of liabilities assumed by the Partnership).

                  "Capital Liquidation Amount" has the meaning set forth in
Section 11.3.

                  "Certificate" means the Certificate of Limited Partnership of the Partnership, as amended, modified or supplemented from time to time.

                  "CFH" has the meaning set forth in the preamble of this Agreement.

                  "CFH Principal Owner" means John T. Hall.

                  "CFH Required Capital Amount" means, at any date, an amount equal to 1.86 times the sum of (i) the greater of (a) the aggregate amount of the Unrecovered Capital of all Partners other than CFH at such date or (b) the aggregate balance of the Capital Accounts of all Partners other than CFH at such date, plus (ii) if any, the aggregate Unpaid Quarterly Yield Amount of all Partners other than CFH at such date.

                  "Closing Date" means the date of the closing of the transactions contemplated by the Contribution Agreement as set forth therein.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor thereto and applicable regulations thereunder.

                  "Competing Business" has the meaning set forth in Section 7.2.

                  "Contribution Agreement" means the Agreement, dated as of March 18, 1994, by and among Towers, CFH, Towers Collection Service, Incorporated, and the Partnership relating to the contribution of assets to the Partnership and other transactions, and includes any other agreements or instruments executed by any such parties pursuant thereto.

                  "Cumulative Net Income" means, as of any date, the excess of
(a) the aggregate amount of Net Income allocated to the Partners pursuant to
Section 4.4(a), Soft Asset Net Income allocated to the Partners pursuant to
Section 4.6(b) and items of income and gain allocated pursuant to Section 4.6(a), in each case for each Fiscal Year (or portion thereof) ending on or before such date, over (b) the aggregate amount of Net Loss allocated to the Partners pursuant to Section 4.4(b) for each Fiscal Year (or portion thereof) ending on or before such date.

                  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such Act.

                  "Dissolution Date" means December 31, 2019.

                  "Distribution Value" means the Value of any Partnership Asset distributed by the Partnership (net of the Value of all Partnership Liabilities that the Partner to whom such asset is distributed is treated as assuming or taking subject to in connection with such distribution pursuant to the provisions of Section 752 of the Code).

                  "Event of Withdrawal" has the meaning specified in Section 11.2(a)(ii).

                  "Family Members" means with respect to any natural person, such person's spouse, such person's parents and lineal descendants of such parents.

                  "Family Trusts" means with respect to any natural person, a trust benefiting solely such Person and the Family Members of such natural person.

                  "First Reserve Amount" has the meaning set forth in Section 5.3(b)(i).

                  "Fiscal Quarter" means each of the three month periods ending March 31, June 30, September 30 and December 31 in each Fiscal Year.

                  "Fiscal Year" means the fiscal year of the Partnership established pursuant to Section 10.3.

                  "General Partner" means any general partner in the Partnership.

                  "Healthcare Finance Business" has the meaning specified in
Section 1.3(a).

                  "Income Taxes" has the meaning set forth in Section 6.11.

                  "Indemnified Party" has the meaning specified in Sections 6.11 and 8.3.

                  "Interest", when used in reference to an interest in the Partnership, means the entire ownership interest of a Partner in the Partnership at any particular time, including, without limitation, its interest in the capital, income, losses and distributions of the Partnership.

                  "Limited Partner" means each Person admitted to the Partnership as a limited partner pursuant to the terms of this Agreement.

                  "Liquidator" has the meaning set forth in Section 11.2(b).

                  "Management Committee" means the committee specified in
Section 6.1.

                  "Net Income" and "Net Loss" mean the net income or net loss, respectively, for any Fiscal Year or portion thereof determined in accordance with generally accepted accounting principles consistently applied, computed with the following adjustments:

                  (a) items of income, gain, loss and deduction allocated pursuant to Section 4.6(a) and items of income, gain, loss and deduction comprising the Soft Asset Net Income shall not be taken into account in computing Net Income and Net Loss; and

                  (b) to the extent not already taken into account, Quarterly Yield Amounts paid by the Partnership pursuant to Sections 5.3(c) and 5.4(b) shall be treated as deductible expenses.

                  "Net Income" and "Net Loss" of the Partnership shall be determined on a consolidated basis in accordance with generally accepted accounting principles.

                  "Original Agreement" has the meaning set forth in the preamble of this Agreement.

                  "Partner" means a General Partner or a Limited Partner.

                  "Partnership" means the limited partnership continued pursuant to this Agreement.

                  "Partnership Asset" means any property or asset of the Partnership, and "Partnership Assets" means the aggregate of all of the property and assets of the Partnership.

                  "Partnership Books and Records" has the meaning set forth in
Section 10.2.

                  "Partnership Liability" means any debt, liability or obligation of the Partnership (whether fixed, accrued, unmatured or contingent), and "Partnership Liabilities" means the aggregate of all such debts, liabilities and obligations of the Partnership.

                  "Person" means any individual, partnership, association, corporation, trust or other entity.

                  "Presumed Tax Liability" for CFH for any Fiscal Year, means an amount equal to the product of (a) the cumulative net taxable income of the Partnership allocated to CFH as of the end of such Fiscal Year as certified to the Partnership by the independent public accountants of the Partnership and (b) 45%.

                  "Quarterly Capital Distribution Amount" means, (a) with respect to any Partner other than CFH, at any date, an amount equal to the sum of (i) the product of (x) the sum of (I) $1,750,000 (representing one-twentieth of the aggregate initial Values of all the Capital Contributions made on the Closing Date by the Partners other than CFH) and (II) an amount equal to the product of (A) a fraction, the numerator of which is one and the denominator of which is the excess of 20 over the number of quarters of a Fiscal Year for which payment of a Quarterly Capital Distribution Amount has become due to such Partner and (B) the amount of all Capital Contributions made by all Partners other than CFH subsequent to the initial Capital Contributions of such Partners on the Closing Date, and (y) such Partner's Capital Account Share at such date and (ii) the Unpaid Quarterly Capital Distribution Amount of such Partner at such date, and (b) with respect to CFH, at any date, an amount equal to the sum of (i) $272,500 (representing one-twentieth of the initial Value of the Capital Contribution made on the Closing Date by CFH), (ii) an amount equal to the product of (A) a fraction, the numerator of which is one and the denominator of which is the excess of 20 over the number of quarters of a Fiscal Year for which payment of a Quarterly Capital Distribution Amount has become due to CFH and (B) the amount of all Capital Contributions made by CFH subsequent to the initial Capital Contributions of CFH on the Closing Date, and (iii) the Unpaid Quarterly Capital Distribution Amount of CFH at such date.

                  "Quarterly Yield Amount" means, with respect to any Partner for any Fiscal Quarter, the sum of (i) the product of (a) 0.015 and (b) the Unrecovered Capital of such Partner as of the beginning of such Fiscal Quarter and (ii) the product of (x) 1.015 and (y) the Unpaid Quarterly Yield Amount of such Partner as of the beginning of such Fiscal Quarter.

                  "Regulation" means a Treasury Regulation promulgated under the Code.

                  "Restrictive Period" has the meaning set forth in Section 7.2.

                  "Second Reserve Amount" has the meaning set forth in Section 5.3(b)(ii).

                  "Soft Asset Net Income" means, for any Fiscal Year, the net income for such Fiscal Year with respect to the Soft Assets, determined in accordance with generally accepted accounting principles consistently applied.

                  "Soft Assets" means the assets contributed by Towers to the Partnership on the Closing Date other than cash.

                  "Substituted Limited Partner" means any Person admitted to the Partnership as a substituted Limited Partner pursuant to the provisions of
Article IX.

                  "Tax Distribution" has the meaning set forth in Section 5.2.

                  "Tax Matters Partner" has the meaning set forth in Section
6.10.

                  "Territory" has the meaning set forth in Section 7.2.

                  "Third Reserve Amount" has the meaning set forth in Section 5.3(b)(iii).

                  "Towers" has the meaning set forth in the preamble of this Agreement.

                  "Towers Collection" has the meaning set forth in the preamble of this Agreement.

                  "Towers Entity" has the meaning set forth in the preamble of this Agreement.

                  "Transfer" has the meaning set forth in Section 9.1.

                  "Two-Thirds-in-Interest" of certain Partners or all the Partners as the case may be at any time means Partners whose aggregate Capital Account balances are equal to or exceed 66 2/3% of the aggregate Capital Account balances of all such Partners at such time.

                  "Undistributed Income" means, with respect to any Partner, at any date, the excess, if any, at such date, of the positive balance in such Partner's Capital Account over the amount of such Partner's Unrecovered Capital.

                  "Unpaid Quarterly Capital Distribution Amount" means, with respect to any Partner, at any date, an amount equal to all or any portion of any Quarterly Capital Distribution Amount not distributed by the Partnership to such Partner as and when required to be distributed pursuant to Sections 5.3(d) and 5.4(c).

                  "Unpaid Quarterly Yield Amount" means, with respect to any Partner, for any Fiscal Quarter, an amount equal to all or any portion of any Quarterly Yield Amount not paid by the Partnership to such Partner as and when required to be paid pursuant to Sections 5.3(c) and 5.4(b).

                  "Unrecovered Capital" means, (A) with respect to any Partner other than CFH, at any date, the product of (i) the positive excess, if any, as of such date of (a) the sum of (I) $35,000,001 (being the initial Value of all Capital Contributions made to the Partnership by all Partners other than CFH pursuant to Section 3.1(a)), and (II) the initial Value of any Capital Contributions made to the Partnership by the Partners other than CFH pursuant to
Section 3.5 over (b) the aggregate amount, if any, of all distributions previously made to all Partners other than CFH pursuant to Sections 5.3(d), 5.3(e) and 11.3(e), and (ii) such Partner's Capital Account Share at such date, and (B) with respect to CFH, at any date, the positive excess, if any, as of such date of (a) the sum of (I) $5,450,000 (being the initial Value of the Capital Contributions made to the Partnership by CFH pursuant to Section 3.1(b)) and (II) the initial Value of any Capital Contributions made to the Partnership by CFH pursuant to Section 3.5 over (b) the aggregate amount, if any, of all distributions previously made to CFH pursuant to Sections 5.4(a), 5.4(c) and 11.3(f).

                  "Value" of any Partnership Asset or Partnership Liability, as the case may be, as of any date, means the fair market value of such Partnership Asset or Partnership Liability, as the case may be, as of such date.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

                  Section 3.1. Initial Capital Contributions. (a) On the Closing Date, Towers shall contribute (i) an aggregate of $20,000,000 in cash and (ii) such of its assets as provided in the Contribution Agreement. On the Closing Date, Towers Limited Partner Subsidiary Corp. shall contribute $1 in cash.

                  (b) On the Closing Date, CFH shall contribute (or shall cause its Affiliates to contribute on behalf of CFH) to the Partnership (i) $5,000,000 in cash, and (ii) such of its (or its Affiliates') assets as provided in the Contribution Agreement.

                  Section 3.2. Towers Assets. (a) Solely for purposes of this Agreement, the Partners acknowledge and agree that the aggregate Value of the assets initially contributed to the Partnership by Towers pursuant to Section 3.1(a)(ii) and the Contribution Agreement (but not the cash contributed pursuant to Section 3.1(a)(i)), is equal to $15,000,000.

                  (b) The allocation of Value to each Partnership Asset referred to in Section 3.2(a) shall be jointly determined by the Partners as soon as reasonably practicable after the Closing Date. If the Partners cannot agree on the allocation of Value to any asset or assets, then the determination shall be made by a nationally recognized accounting firm mutually acceptable to the Partners.

                  Section 3.3. CFH Assets. Solely for purposes of this Agreement, the Partners acknowledge and agree that the aggregate Value of the assets initially contributed to the Partnership by CFH pursuant to Section 3.1(b)(ii) of this Agreement and the Contribution Agreement (but not the cash contributed pursuant to Section 3.1(b)(i)), is equal to $450,000.

                  Section 3.4. No Withdrawal of Interest. No Partner shall be entitled to withdraw any part of such Partner's Capital Contribution or any Capital Account, or to receive any distribution from the Partnership, except as otherwise provided in this Agreement.

                  Section 3.5. Other Contributions. (a) In addition to required capital contributions pursuant to Section 3.1, with the approval of the Management Committee, any Partner may make voluntary contributions of capital from time to time in cash.

                  (b) Except as otherwise provided in this Agreement and the Delaware Act, no Partner shall be obligated to make any contribution of capital or have any liability for the debts and obligations of the Partnership.

                  (c) Whenever a Partner (other than CFH) makes a capital contribution pursuant to this Section 3.5 or upon the issuance by the Partnership of a Limited Partner Interest, CFH shall make an additional capital contribution to the Partnership in an amount equal to 1.01% of such Partner's capital contribution or such lesser amount, if any, necessary to maintain a balance in CFH's Capital Account (determined in accordance with

Article IV) equal to the lesser of (i) 1% of the total positive Capital Account balances of the Partners, and (ii) $500,000.

                  Section 3.6. Advances to Partnership. Except for the Capital Contributions provided for in this Article III, if any Partner shall advance funds to the Partnership, whether pursuant to Section 6.7 or otherwise, the amount of such advance shall not result in an increase in such Partner's Capital Account or entitle such Partner to an increase in such Partner's share of the income or distributions of the Partnership or subject such Partner to any greater portion of any losses which the Partnership may sustain.

                                   ARTICLE IV

                         CAPITAL ACCOUNTS; ALLOCATION OF
                             NET INCOME AND NET LOSS

                  Section 4.1. Capital Accounts. There shall be established and maintained for each Partner, on the books and records of the Partnership, a "Capital Account". The initial capital account balance of each Partner shall be an amount equal to the aggregate net Value of the assets contributed by such Partner to the Partnership.

                  Section 4.2. Capital Account Adjustments. Each Partner's Capital Account shall be maintained and adjusted as follows: There shall be credited to each Partner's Capital Account (i) the amount of any cash contributed by such Partner to the capital of the Partnership, (ii) the Value of any Property contributed by such Partner to the capital of the Partnership (net of any liability secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) the amount of any Net Income allocated to such Partner pursuant to Section 4.4(a), the amount of any Soft Asset Net Income allocated to such Partner pursuant to
Section 4.6(b) and the amount of any items of income or gain allocated to such Partner pursuant to Section 4.6(a); and there shall be charged against each Partner's Capital Account (A) the amount of all cash distributions made to such Partner by the Partnership (other than Quarterly Yield Amounts), (B) the Distribution Value of any property distributed to such Partner by the Partnership, and (C) the amount of any Net Loss Allocated to such Partner pursuant to Section 4.4(b) and the amount of any items of loss, deduction or credit allocated to such Partner pursuant to Section 4.6(a). Whenever property of the Partnership is to be distributed in kind to a Partner, the Capital Accounts of the Partners shall be adjusted immediately prior to such distribution to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property would be allocated among the Partners if there were a taxable disposition of the property for its then current fair market value (as determined in the reasonable judgment of the Management Committee) immediately prior to such distribution.

                  Section 4.3. Ordering Rule. Whenever it is necessary to determine the Capital Account of any Partner, the Capital Account of such Partner shall be determined after giving effect to all allocations pursuant to this Article IV and all contributions and distributions made prior to the time as of which such determination is to be made.

                  Section 4.4. Allocation of Net Income and Net Loss. Except as provided in Section 4.6, the Partnership's Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof for each Fiscal Year (or portion thereof) shall be allocated among the Partners as follows:

                  (a) Net Income for each Fiscal Year (or portion thereof) shall be allocated in the following amounts and order of priority:

                  (i) first, to CFH, an amount equal to its negative Capital Account balance, if any;

                  (ii) second, to the Partners to the extent of and in proportion to the excess, if any, of the cumulative amount of Net Loss previously allocated to such Partners pursuant to Section 4.4(b)(ii) over the cumulative amount of Net Income previously allocated to such Partners pursuant to this Section 4.4(a)(ii); and

                  (iii) thereafter, to the Partners in proportion to their respective Applicable Sharing Percentages.

                  (b) Net Loss for each Fiscal Year (or portion thereof) shall be allocated in the following amounts and order of priority:

                  (i) first, to each of the Partners to the extent of and in proportion to the excess, if any, of the positive Capital Account balance of such Partner over the Unrecovered Capital of such Partner;

                  (ii) second, to the Partners in proportion to their respective positive Capital Account balances, an amount equal to the sum of the positive Capital Account balances of all Partners; and

                  (iii)  thereafter, to CFH.

                  Section 4.5. Affiliates Transactions. The Partnership shall not directly or indirectly pay (or agree to pay) to CFH, its partners or their respective Affiliates any amount including but not limited to amounts for management fees, salaries or other compensation or fees for the performance of services or payments for the purchase or lease of property of more than (i) $800,000 in the cumulative period through the end of the first four Fiscal Quarters including and following the date of this Agreement, and $960,000 for each subsequent period of four consecutive Fiscal Quarters or (ii) the Fair Market Value of the consideration received for such payment, whichever is less; provided, however, that in no event shall any such payment be made if the recipient thereof (other than John
T. Hall) is not engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering the consideration for such payment to a substantial extent to other Persons. For purposes of this Section, "Fair Market Value" shall mean the consideration which is at least as favorable to the Partnership as that which it could obtain in a transaction with a non-Affiliate on an arm's length basis.

                  Section 4.6. Provisions Having General Applicability. (a) Notwithstanding anything else contained in this Article IV, if any Partner other than CFH has a deficit balance in its Capital Account for any Fiscal Year as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), then items of Partnership income and gain will be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any allocation of items of income and gain pursuant to this Section 4.6(a) shall be taken into account in computing subsequent allocations pursuant to this Article IV so that the cumulative net amount of all items allocated to such Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to this Section 4.6(a).

                  (b) For each Fiscal Year, the amount of any Soft Asset Net Income for such Fiscal Year shall be allocated 90% to the Partners other than CFH, in accordance with their Capital Account Shares, and 10% to CFH.

                  (c) All matters concerning the determination of Net Income or Net Loss, the allocations required by Sections 4.4, 4.6 and 4.7 and any accounting procedures, policies or determinations not expressly provided for by the terms of this Agreement, shall be determined in good faith, on a consistent basis, and Towers or a Person or Persons designated by Towers shall have the opportunity to review and object to any determination made by the Management Committee. In the case of any such dispute that is not resolved to the satisfaction of all the parties within 60 days from the date that an objection is made, any party to the dispute may submit the dispute to binding arbitration in accordance with the procedures of the American Arbitration Association governing the arbitration of disputes regarding accounting matters.

                  (d) The Quarterly Yield Amount of any Partner shall be treated by the Partnership and by such Partner for all purposes of this Agreement and for federal income tax purposes as a "guaranteed payment" within the meaning of
Section 707(c) of the Code.

                  Section 4.7. Allocation For Income Tax Purposes. For tax purposes, income, gain, losses, deductions and credits of the Partnership shall be allocated in accordance with the principles of Section 704(b) of the Code and the Treasury Regulations thereunder so as to reflect as closely as possible, both currently and on a cumulative basis, the economic benefits and burdens to the respective Partners of the allocations provided for in Sections 4.4 and 4.6 and the distributions made pursuant to Article V and Section 11.3; provided, however, that in accordance with Section 704(c) of the Code, taxable income, gain, loss, deduction and credit with respect to any Partnership Asset contributed to the Partnership shall be allocated among the Partners so as to take account of the variation between the adjusted tax basis of such Partnership Asset and its Value under such method, consistent with any Treasury Regulations promulgated under Section 704(c) of the Code, as shall be selected by the Towers designees to the Management Committee. The Partners intend that these allocations of taxable income or loss will have substantial economic effect, and will reflect the Partners' economic interests in the Partnership, in accordance with the principles of Section 704(b) of the Code and the Treasury Regulations thereunder. The Partners understand that, by reason of timing differences, the Partners may not realize items of taxable income or loss with the same taxable year as the Partnership allocates items of Net Income or Net Loss, and agree to use their best efforts to cause the allocations of items of taxable income or loss, as required by this Section 4.7, to produce, as closely as possible, the same results to the Partners as would occur if the requirements of Treas. Reg. Sections 1.704-1(b)(2)(ii)(b)(1), (2) and (3) and 1.704-1(b)(2)(ii)(d) were satisfied. To accomplish the above purposes, the Partners undertake as promptly as practicable to consider and if possible approve a protocol or procedure, to be consistently applied, for the administrative implementation of this Section 4.7.

                                    ARTICLE V

                      DISTRIBUTIONS; PAYMENTS; WITHDRAWALS

                  Section 5.1. Distributions Generally. (a) Except for any distributions expressly required or permitted to be made pursuant to this
Article V, and subject to the provisions of Section 5.1(b), no distributions of cash or other property of the Partnership shall be made to any Partner except with the prior written consent of all the General Partners and the prior consent of at least five members of the Management Committee.

                  (b) Notwithstanding anything herein to the contrary, no distribution or payment pursuant to this Agreement shall be made if such distribution or payment would violate the Delaware Act.

                  (c) All distributions and payments required to be made to the Partners pursuant to Section 5.3 or 5.4 with respect to any Fiscal Quarter shall be made, in accordance with the provisions of such Sections, on the same date.

                  Section 5.2. Tax Distributions to CFH. CFH shall have the right to receive, with respect to each Fiscal Year beginning with the Fiscal Year beginning January 1, 1994, a cash distribution (a "Tax Distribution") in an amount equal to the excess of (i) CFH's Presumed Tax Liability as of the end of such Fiscal Year over (ii) the sum of (A) all amounts distributed to CFH by the Partnership during such Fiscal Year and all prior Fiscal Years and (B) all amounts (other than amounts referred to in Section 5.2(ii)(A) above) distributed to CFH effective as of the last day of such Fiscal Year pursuant to Section 5.4(a). The Partnership shall distribute, not earlier than 45 days nor later than 90 days following the end of each Fiscal Year, to CFH an amount of cash equal to CFH's Tax Distribution with respect to such Fiscal Year unless CFH shall have notified the Partnership not later than 90 days following the end of such Fiscal Year that it does not wish to receive such distribution.

                  Section 5.3. Distributions and Payments to Partners Other Than CFH.

                  (a) Required Income Distributions. Except as otherwise provided in Section 5.3(b) or 5.5, as soon as practicable (but not later than 45 days) after the end of each Fiscal Quarter, the Partnership shall distribute to each Partner other than CFH cash in the amount of such Partner's Undistributed Income as of the end of such Fiscal Quarter.

                  (b) Initial Periods. Notwithstanding the foregoing in clause
(a) of this Section 5.3:

                  (i) the first distribution to each Partner pursuant to Section 5.3(a) shall be with respect to the cumulative period ending at the end of the Fiscal Quarter ending June 30, 1994 in an amount equal to one-half of the Undistributed Income of such Partner as of the end of such Fiscal Quarter (and the other half shall be referred to as the "First Reserve Amount");

                  (ii) the second distribution to each Partner pursuant to
         Section 5.3(a) shall be with respect to the Fiscal Quarter ending September 30, 1994 in an amount equal to one-half of the excess of (A) the Undistributed Income of such Partner as of September 30, 1994 over
         (B) the First Reserve

         Amount of such Partner (and the other half shall be referred to as the "Second Reserve Amount");

                  (iii) the third distribution to each Partner to Section 5.3(a) shall be with respect to the Fiscal Quarter ending December 31, 1994 in an amount equal to one-half of the excess of (A) the Undistributed Income of such Partner as of December 31, 1994, over (B) the sum of the First Reserve Amount of such Partner and the Second Reserve Amount of such Partner (and the other half shall be referred to as the "Third Reserve Amount"); and

                  (iv) (without limiting in any way any subsequent distributions) the balance of the amount due to each Partner under
         Section 5.3(a) and this Section 5.3(b) as of the end of the Fiscal Quarter ending December 31, 1994 (i.e., the sum of the First Reserve Amount of such Partner, the Second Reserve Amount of such Partner, and the Third Reserve Amount of such Partner) shall be distributed in cash to such Partner in three equal installments at such time as distributions are made (or would be required to be made) with respect to the Fiscal Quarters ending on March 31, 1995, June 30, 1995 and September 30, 1995 (or, if any such distribution is not required to be made, on the forty-fifth day following such Fiscal Quarter as to which such distribution is not required to be made.

                  (c) Required Yield Payments. Beginning with the Fiscal Quarter that begins on January 1, 1999, as soon as practicable (but not later than 45 days) after the end of each Fiscal Quarter, the Partnership shall pay to each Partner other than CFH the Quarterly Yield Amount of such Partner for such Fiscal Quarter. Any Quarterly Yield Amount of a Partner not so paid shall be the Unpaid Quarterly Yield Amount of such Partner (as provided in the definition of the term "Unpaid Quarterly Yield Amount") and shall be paid to such Partner in accordance with the terms of this Agreement.

                  (d) Required Capital Distributions. Beginning with the first full Fiscal Quarter that begins after the date when Cumulative Net Income as equaled $180,000,000 (and regardless of any subsequent decreases, if any, in Cumulative Net Income) (but in any event not later than the Fiscal Quarter beginning January 1, 2004), and continuing until the aggregate Unrecovered Capital for all Partners other than CFH equals zero, as soon as practicable (but in any event not later than 45 days) after the end of each Fiscal Quarter, the Partnership shall distribute to each Partner other than CFH the Quarterly Capital Distribution Amount of such Partner for such Fiscal Quarter.

                  (e) Optional Capital Distributions. Effective as of the end of any Fiscal Quarter, within 45 days after the end of such Fiscal Quarter, CFH may cause the Partnership to distribute to all Partners other than CFH, in proportion to their Capital Account Shares, all or any part of the aggregate Unrecovered Capital of all Partners other than CFH as of such date (without limiting in any way any required distributions pursuant to Section 5.3(d) or otherwise).

                  Section 5.4.  Distributions and Payments to CFH.

                  (a) General. Except as provided in Section 5.5, upon proper notice by CFH as described in the following sentence, CFH shall be entitled to receive a distribution from the Partnership, as soon as practicable (but not later than 45 days) after (and effective as of) the end of each Fiscal Year, in an amount equal to all or any part of the positive balance, if any, of the Capital Account of CFH as of such date, and the Partnership shall make such distribution on the date specified in the notice; provided, however, that, except for Tax Distributions pursuant to Section 5.2, CFH shall have no right to receive any distribution to the extent that giving effect to such distribution for Capital Account adjustment purposes, the balance of the Capital Account of CFH would be less than the CFH Required Capital Amount. If CFH desires to receive any distribution described in this Section 5.4, CFH shall provide written notice to the other General Partners, if any, the members of the Management Committee and the Partnership, which notice shall state the amount to be distributed (consistent with the provisions of this Section 5.4) and the date the distribution is to be made, which date shall be no earlier than 45 days after the date of the notice.

                  (b) Required Yield Payments. Beginning with the Fiscal Quarter that begins on January 1, 1999, as soon as practicable (but not later than 45 days) after the end of each Fiscal Quarter, the Partnership shall pay to CFH the Quarterly Yield Amount of CFH for such Fiscal Quarter. Any Quarterly Yield Amount of CFH not so paid shall be the Unpaid Quarterly Yield Amount of CFH (as provided in the definition of the term "Unpaid Quarterly Yield Amount") and shall be paid to CFH in accordance with the terms of this Agreement.

                  (c) Required Capital Distributions. Beginning with the first full Fiscal Quarter that begins after the date when Cumulative Net Income has equaled $180,000,000 (and regardless of any subsequent decreases, if any, in Cumulative Net Income) but in any event not later than the Fiscal Quarter beginning January 1, 2004), and continuing until the aggregate Unrecovered Capital for CFH equals zero, as soon as practicable (but in any event not later than 45 days) after the end of each Fiscal Quarter, the Partnership shall distribute to CFH the quarterly Capital Distribution Amount of CFH for such Fiscal Quarter.

                  Section 5.5. Distributions Pursuant to a Liquidation. Distributions pursuant to a liquidation of the Partnership shall be made in accordance with the provisions of Section 11.3.

                                   ARTICLE VI

                        POWERS, RIGHTS AND DUTIES OF THE
                     GENERAL PARTNERS' MANAGEMENT COMMITTEE

                  Section 6.1. Authority. (a) Subject to the limitations provided in this Agreement, the business and affairs of the Partnership shall be exclusively controlled by a management committee (the "Management Committee") consisting of six members, four of whom shall be designated by CFH and two of whom shall be such Person or Persons as the official unsecured creditors' committee in the Towers Bankruptcy Case (the "Creditors' Committee"), so long as such committee is in existence, may designate, or as otherwise provided by order of the Bankruptcy Court (as defined in the Contribution Agreement). For so long as the Trustee shall continue to serve as the chapter 11 trustee of Towers, such Trustee shall be an ex officio member of the Management Committee entitled to notice of and to attend all meetings of the Management Committee, but shall have no vote as a member of the Management Committee. Any action taken by the Management Committee shall constitute the act of and serve to bind the Partnership. In dealing with the Management Committee acting on behalf of the Partnership no Person shall be required to inquire into the authority of the Management Committee to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the Management Committee as set forth in this Agreement.

                  (b) The Management Committee shall meet quarterly on the second Wednesday of the fist month of each calendar quarter and at any other time upon the request of any Management Committee member (but in no event more than two additional times per Fiscal Year at the request of a Towers designee to the Management Committee), provided not less than ten days' advance written notice is given for any such meeting unless such notice is waived by the unanimous consent of the members of the Management Committee. Such notice shall include an agenda for the meeting and the text of any proposed resolutions for adoption. Such meetings may be held by any means permissible under the laws of the State of Delaware. Members of the Management Committee holding at least three votes and present (or substitute members with written proxy) at any meeting shall constitute a quorum for purposes of transacting business at a meeting of the Management Committee. The vote of the members present at a meeting (or by proxy) and holding a majority of the votes shall, except as provided in Section 6.3, be the act of the Management Committee. Members of the Management Committee who are not employees or Affiliates (other than solely by virtue of serving on the Management Committee) of the Partnership will be compensated at the rate of $500 per meeting attended and reimbursed for actual out-of-pocket expenses associated with attending meetings of the Management Committee, and will be indemnified by the Partnership to the fullest extent permitted by Delaware law. The two Towers designees to the Management Committee shall be reimbursed by the Partnership for premiums paid for director and officer liability insurance in connection with his or her role as a member of the Management Committee in an aggregate amount for both Towers designees not to exceed $50,000 annually.

                  (c) The decisions of the Management Committee shall be implemented by one or more of the General Partners or such other Persons as the Management Committee may designate from time to time.

                  Section 6.2. Powers and Duties of the Management Committee. Except as otherwise specifically provided herein, the Management Committee shall have the rights and powers of a general partner under the Delaware Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including by way of illustration but not by way of limitation, the following:

                  (a) to acquire, hold, sell, transfer, exchange, pledge, dispose of and otherwise deal with all or any part of the Partnership Assets and Partnership Liabilities, and incident thereto, to liquidate Partnership Assets at any time during the term of the Partnership and to reinvest the proceeds thereof;

                  (b) enter into, amend, renew, extend or otherwise modify any financing or refinancing arrangements relating to the business of the Partnership, and, incident thereto, to pledge or otherwise encumber all or any part of the Partnership Assets as margin or other collateral for such financing and refinancing arrangements;

                  (c) to do such other acts as the Management Committee may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership;

                  (d) to consult with legal counsel, independent public accountants and other experts selected by the Management Committee on behalf of the Partnership;

                  (e) to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to any Partnership Assets, including, without limitation, the voting of securities, the approval of a restructuring of an investment or loan held by the Partnership, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

                  (f) to open, maintain and close bank accounts and draw checks or other orders for the payment of money;

                  (g) to employ and dismiss accountants, consultants, attorneys, and such other agents and employees for the Partnership as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Partnership;

                  (h) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

                  (i) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with the provisions of this Agreement;

                  (j) to take all action which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged; and

                  (k) to execute and deliver any and all agreements, instruments or other documents as are necessary or desirable to carry out the intentions and purposes of the above duties and powers.

                  Section 6.3. Limitations on the Powers of the Management Committee. (a) Notwithstanding any other provision of this Agreement to the contrary, the approval of at least five members of the Management Committee or, with respect to clauses (i), (ii) and (iv) below, either (x) the unanimous approval of all members of the Management Committee or, (y) the affirmative vote of Persons owning a majority of the Partnership Interests (other than CFH or its Affiliates), shall be necessary to:

                  (i) sell, exchange, lease or otherwise dispose of (x) all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions within a one year period, or (y) any material portion of the assets of the Partnership in a transaction that is not in the ordinary course of the Partnership's business where the consideration includes an equity interest in or other security of the transferee; provided, however, that this provision shall not preclude or limited the authority of the Management Committee to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets,

                  (ii) merge or consolidate the Partnership with or into any other Person,

                  (iii) make any investment or expenditure by the Partnership in excess of $100,000 for the purpose of entering into any new and unrelated line of business,

                  (iv) admit an additional General Partner,

                  (v) admit a Limited Partner pursuant to Section 9.7,

                  (vi) voluntarily cause the Bankruptcy of the Partnership,

                  (vii) take any action to dissolve the Partnership,

                  (viii) except as permitted by Section 4.5, approve or cause the Partnership to enter into any transaction with any Partner or its Affiliate,

                  (ix) except as otherwise expressly provided in this Agreement, to make elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss and deduction, and (to the extent not expressly provided in this Agreement) selection of the method of accounting and bookkeeping procedures to be used by the Partnership and selection of accountants other than Ernst & Young,

                  (x) to establish such reserves from Partnership funds as the Management Committee, in its discretion, may deem necessary or advisable for Partnership operations and for the payment of Partnership obligations, or

                  (xi) approve or cause the Partnership to enter into any transaction with T. Barrack, W. Rogers, Colony Capital, Inc. or any of their respective Affiliates.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, the Management Committee shall not have authority, and authority shall be vested solely in the Towers designees to the Management Committee, to:

                  (i) reconstitute the Partnership as a Delaware corporation, by means of a contribution of assets, merger or otherwise, with the Partners' having distribution, governance and other rights and CFH having contractual responsibilities all as nearly the same as is provided in this Agreement to the extent practicable, as reasonably specified by Towers as the General Partner (or by the Towers designee) with the intent being to replicate the economic benefits and obligations and governance mechanisms provided in this Agreement in a corporate form (except that Partners/shareholders shall not be required to remain generally liable for the Partnership's/corporation's debts and liabilities); it is expected that rights to distribution to all Partners other than CFH pursuant to Section 5.3(a) and (b) until the amount of Cumulative Net Income that has been earned by the Partnership equals $180 million would be represented by a preferred or preference stock with priority upon liquidation, winding-up, dissolution and redemptions, dividends or other distributions over other classes of capital stock (any such preferred or preference stock shall not be redeemed or acquired by the Partnership or any of its Affiliates at less than par plus, if any, accumulated dividends); CFH agrees to cooperate in good faith and to enter into all contractual and other arrangements necessary or appropriate to implement this clause (i); and

                  (ii) cause the limited partnership interests of the Partnership or the shares of capital stock (of whatever class) of the corporation referred to in clause (i) above to be registered under applicable federal and state securities laws and to enter into all related arrangements including indemnity and similar agreements.

                  (iii) waive, modify or enforce rights or claims against CFH, John Hall or their respective Affiliates arising hereunder, under the Contribution Agreement or under any other agreement, instrument or document executed in connection herewith or thereunder.

         The holders of a majority of the interests in the Partnership of all Partners other than CFH shall have the right to direct Towers as a General Partner (or the Towers designees referred to above) to take or refrain from any action contemplated by this Section 6.3(b).

                  Section 6.4.  Intentionally deleted.

                  Section 6.5. Certificate of Limited Partnership. CFH shall cause to be filed with the Secretary of State of Delaware such certificates or documents as may be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership in the State of Delaware or any other state in which the Management Committee elects to cause the Partnership to conduct business. To the extent necessary or appropriate, CFH shall cause the Partnership to file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership under the laws of the State of Delaware or any other state in which the Partnership conducts business. Subject to applicable law, CFH may cause the Partnership to omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other state in order to qualify the Partnership to do business therein, and from all amendments thereto, any information, including, without limitation, the names and addresses of the Limited Partners and information related to the Capital Contributions and shares or profits and compensation of the Limited Partners, or state such information in the aggregate rather than with respect to each Limited Partner.

                  Section 6.6. Compensation and Reimbursement of the General Partners. Except for the General Partners' interests in distributions, capital, profits, income, gain, loss, deduction and credit of the Partnership as provided in this Agreement, none of the General Partners nor (except for compensation, if any, to the extent permitted by Sections 4.5 and 6.3 any Affiliates of the General Partners shall receive compensation from the Partnership. Each of the General Partners shall be reimbursed (except as contemplated by the Contribution Agreement) and subject to compliance with Section 4.5, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any person to perform services solely for the Partnership).

                  Section 6.7. Loans to and by Partners. The General Partners may lend to the Partnership funds needed by the Partnership for such periods of time as the Management Committee may determine; provided, however, that: (i) all General Partners are offered the opportunity to lend to the Partnership the portion of such funds as is equal to such General Partners' Applicable Sharing Percentage as a percentage of the aggregate Applicable Sharing Percentages of all General Partners at the time of the intended loan, and (ii) the General Partners may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to any Partner's financial abilities or guaranties) by unrelated lenders on comparable loans. The Partners and their respective Affiliates shall not borrow from the Partnership.

                  Section 6.8. Partnership Funds; Title to Partnership Assets. Partnership funds shall be held in the name of the Partnership and shall not be commingled with those of any other Person. Partnership funds shall be used only for the business of the Partnership. All funds of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts as may be designated by the Management Committee. All withdrawals from or charges against such accounts shall be made in the regular course of the Partnership's business upon such signature or signatures as the Management Committee may designate. Title to Partnership assets, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets.

                  Section 6.9. Partnership Status. CFH shall cause the Partnership to use all reasonable efforts to establish and maintain the classification of the Partnership as a partnership for federal income tax purposes and not as an association taxable as a corporation.

                  Section 6.10. Tax Matters Partner. For purposes of Code
section 6231(a)(7), the "Tax Matters Partner" shall be CFH as long as it remains a general partner of the Partnership. The Tax Matters Partner shall keep Towers fully informed of any, and allow Towers to participate in any Partnership level, inquiry, examination or proceeding, including, without limitation, promptly notifying Towers of the beginning and completion of an administrative proceeding at the Partnership level promptly upon such notice being received by the Tax Matters Partner.

                  Section 6.11. Indemnification of General Partners. The Partnership shall indemnify and hold harmless the General Partners, their stockholders, creditors, the officers, directors, trustees, agents and employees of the General Partners and the Affiliates of the General Partners, and their respective officers, directors, trustees, agents and employees (herein the "Indemnified Party"), from and against any loss, expense, damage or injury (other than Income Taxes (as hereinafter defined)) suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of or in connection with the Partnership or this Agreement without regard to the date or dates on which such acts or omissions occurred or are alleged to have occurred, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by a General Partner to any Affiliate, any officer or director of the General Partner, or any of their respective officers, agents or employees pursuant to an indemnification agreement no broader than this
Section 6.11, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were for a purpose (a) within the scope of the authority conferred on the General Partner by this Agreement or by law and (b) in or not opposed to the best interests of the Partnership and were not performed or omitted fraudulently or in bad faith or did not constitute gross negligence or willful misconduct by such Indemnified Party, provided, however, that this Section 6.11 shall not be applicable to any action, claim or proceeding by, or dispute with, any Limited Partner or its Affiliates or among the General Partners (or their respective Affiliates). Any indemnification pursuant to this Section 6.11 shall only be from the assets of the Partnership. The term "Income Taxes" means any federal, state, local or foreign tax (including any interest, penalties or additions thereto) (i) based upon, measured by, or calculated with respect to, net income or profits or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation taxes) if one or more of the bases on which such tax may be based, measured by, or calculated with respect to is described in (i) above.

                  Section 6.12. Subsidiaries of the Partnership. The Partnership shall not establish or own any subsidiaries (other than subsidiaries to conduct the Healthcare Finance Business in which the Partnership has a controlling interest, and if acquired, Towers International Reinsurance Corp. ("TIRC") or an insurance company reinsuring and/or continuing the business of TIRC in which the Partnership has a controlling interest). All references to the activities, operations and conduct of the Partnership (and limitations and restrictions thereof) in this Agreement shall refer to the Partnership and its subsidiaries taken as a whole.

                  Section 6.13. 754 Election. The Partnership shall not be required to make an election under Section 754 of the Code.

                                   ARTICLE VII

                             RESPONSIBILITIES OF CFH

                  Section 7.1. Responsibilities of CFH. (a) CFH shall devote such management time, effort and expertise as are necessary to achieve the business objectives of the Partnership.

                  (b) CFH shall conduct the operations of the Partnership efficiently and in accordance with the general business practices of the industry and all applicable laws and regulations.

                  Section 7.2. Non-Competition. (a) CFH and its Affiliates which are controlled by or under common control with CFH shall not, without the prior written consent of Towers and five members of the Management Committee, directly or indirectly, anywhere within the world (the "Territory") during the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the termination of the Partnership (the "Restrictive Period"), (i) voluntarily form, acquire (except for the ownership of less than five (5%) percent of the issued and outstanding capital stock of a publicly traded company), finance, assist, support, provide premises, facilities, goods or services directly or indirectly to, an enterprise which is substantially similar to, as to types of customers and products, or otherwise competitive with the Healthcare Finance Business of the Partnership (a "Competing Business"); provided, however, that the foregoing shall not prohibit CFH or its Affiliates from engaging in transactions with parties which conduct a Competing Business, as long as such transactions are not directly or indirectly connected with such other parties' Competing Business, (ii) interfere with or attempt to interfere with or induce or attempt to induce any employee to leave the employ of the Partnership, or violate the terms of such employee's contract of employment or other engagement; or (iii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Partnership or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Partnership; provided, however, in the event that CFH acquires a business during the Restrictive Period of which a Competing Business constitutes less than ten (10%) percent of the assets or revenues of the acquired business and divests itself of the Competing Business within one (1) year of acquisition, such action shall not constitute a breach of this covenant not to compete.

                  (b) The parties hereto acknowledge and agree that any breach by CFH or its Affiliates of the restrictive covenant contained in Section 7.2(a) would cause irreparable injury to the Partnership and the other Partners and that the remedy at law for any such breach would be inadequate. CFH therefore agrees and consents for itself and its Affiliates that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate and CFH and its Affiliates hereby covenant and agree not to interpose in any such proceeding any claim or defense that there is an adequate remedy at law.

                  (c) Each of CFH and the other Partners intend that the covenant of Section 7.2(a) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants by relief in equity, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

                  Section 7.3. Systems Development and CFH's Ongoing Credit Support. CFH agrees to use its best efforts to, as quickly as practicable, cause the Partnership to complete the development of state-of-the-art systems for the acquisition, evaluation, tracking and disposition of medical receivables. At or near the substantial completion of such systems, the Partnership will seek new customers for the Healthcare Finance Business. Upon approval by the Management Committee of the extension of credit to customers of the Partnership, CFH shall (or shall cause its Affiliates to) provide, as needed, first loss protection (in the form of guarantees, letters of credit, cash collateral or otherwise) to lenders who are not Affiliates of CFH or its Principal Owners in an amount up to $20,000,000, all in amount, form and substance satisfactory to such lenders to induce them initially to lend approximately $150 million aggregate principal amount of funds to the Partnership.

                  Section 7.4. Minimum CFH Net Worth. CFH covenants and agrees to maintain, at and following the Closing Date, an aggregate net worth (exclusive of its Partnership Interest in the Partnership) adequate to maintain the Partnership's tax status as a partnership under the standards of existing law but which shall in no event be less than $1,000,000 which may be in the form of a demand promissory note.

                  Section 7.5. No CFH Partners Limited Partnership Interest. CFH shall cause (by written agreements, copies of which will be made available to Towers) each of its partners (and the Persons holding ownership interests in such partners) never to own a beneficial interest in any Limited Partner Interest (other than through their respective direct or indirect partnership interests in CFH) (it being acknowledged that this Section 7.5 does not prohibit CFH itself from owning Limited Partner Interests).

                  Section 7.6. Separate Legal Identity of Towers International Reinsurance Corp. CFH shall take, and shall cause the Partnership to take, all reasonable steps to maintain the separate legal identity of TIRC, to make it apparent to third parties that TIRC is a corporation with properties and liabilities distinct from those of the Partnership and maintain compliance with Barbados law regarding the ownership, existence or operation of TIRC. Without limiting the generality of the foregoing, the Partnership shall use its best efforts to assure that TIRC: (a) compensates all consultants and agents directly, from TIRC's bank accounts, for services provided to TIRC by such consultants and agents and, to the extent any employee, consultant or agent of TIRC is also an employee, consultant or agent of the Partnership, allocates the compensation of such employee, consultant or agent between TIRC and the Partnership on a basis which reflects the separate services rendered to each of TIRC and the Partnership; (b) allocates all overhead and operating expenses for items shared between TIRC and the Partnership on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use; (c) maintains the books and records of TIRC complete and separate from those of the Partnership; (d) does not maintain bank accounts or other depository accounts to which the Partnership is an account party, into which the Partnership makes deposits or from which the Partnership has the power to make withdrawals; (e) does not permit the Partnership to pay any of the operating expenses of TIRC; (f) refrains from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or insolvency proceeding to substantively consolidate TIRC with the Partnership; and (g) conducts all of its business solely in its own name. No funds or assets may be transferred, loaned or advanced from the Partnership to TIRC except with the approval of five members of the Management Committee.

                                  ARTICLE VIII

                    LIABILITY AND RIGHTS OF LIMITED PARTNERS

                  Section 8.1. Limitation of Liability. Except to the extent required by the Delaware Act, the Limited Partners shall not have any personal liability to the Partnership, to any Partner, nor to the creditors of the Partnership.

                  Section 8.2. Management of Business. The Limited Partners shall not take part in the operation, management or control of the Partnership's business, transact any business in the Partnership's name nor have the power to sign documents for or otherwise bind the Partnership.

                  Section 8.3. Indemnification of Limited Partners. The Partnership shall indemnify and hold harmless any Limited Partner, its stockholders, the officers, directors, agents and employees of any Limited Partner and the Affiliates of any Limited Partner, and their respective officers, directors, trustees, agents and employees (herein the "Indemnified Party"), from and against any loss, expense, damage or injury other than Income Taxes suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of or in connection with the Partnership or this Agreement without regard to the date or dates on which such acts or omissions occurred or are alleged to have occurred, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payment made by any Limited Partner to any Affiliate, any officer or director of any Limited Partner, or any of their respective officers, agents or employees pursuant to an indemnification agreement no broader than this Section 8.3, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not performed or omitted fraudulently or in bad faith or did not constitute gross negligence or willful misconduct by such Indemnified Party; provided, however, that this Section 8.3 shall not be applicable to any action, claim or proceeding by, or dispute with, the other Limited Partners or their respective Affiliates. Any indemnification pursuant to this Section 8.3 shall only be from the assets of the Partnership.

                                   ARTICLE IX

              TRANSFERABILITY OF A PARTNER'S INTEREST; SUBSTITUTED
                      LIMITED PARTNERS; ADDITIONAL PARTNERS


                  Section 9.1. Transferability of a Partner's Interest. Except as otherwise provided in this Article IX, a Partner may not sell, exchange, transfer, assign, pledge, create a security interest in, hypothecate or otherwise dispose of (each, a "Transfer") all or any portion of its Interest in the Partnership to any Person (except a testamentary or legal heir of such Partner). Any Transfer or purported Transfer of an Interest in the Partnership not made in accordance with this Agreement shall be null and void and of no force or effect whatsoever.

                  Section 9.2. Transfer of CFH Interests. CFH may not Transfer all or any portion of its Interest in the Partnership. None of the CFH Principal Owners may, directly or indirectly (by merger, consolidation or otherwise), Transfer all or any portion of his interest in CFH to any Person (except to his testamentary or legal heirs) unless after giving effect to such Transfer, the CFH Principal Owners and/or Family Members or Family Trusts for such Persons will own collectively, directly or indirectly, all of the outstanding voting securities and other ownership interests of such Person.

                  Section 9.3. Transfer of Towers Entities Interests. Notwithstanding any other provision in this Article IX, Towers, Towers Collection and other Tower Entities may Transfer all or any part of their respective Partnership Interests (and may cause their subsidiaries to Transfer their Partnership Interests) to creditors or other Person or Persons in connection with a plan or reorganization or a liquidation confirmed by or approved by the Bankruptcy Court and such transferees shall be admitted to the Partnership as substituted Partners. In addition, notwithstanding any other provision of this Article IX, Towers (or a Person or Persons designated by Towers) may establish procedures on behalf of the Partnership, which procedures shall satisfy the conditions set forth in this Section 9.3, under which Partners other than CFH may Transfer all or part of their Partnership Interests. The conditions under which Towers or its designee may establish such procedures are as follows:

                  (A) In no event shall any such procedures be adopted if Transfers made in accordance with such procedures could in the reasonable judgment of the Management Committee result in (I) the Partnership being treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code or (II) the Partnership otherwise being treated as an association taxable as a corporation for federal income tax purposes.

                  (B) In no event shall any transferee of a Partnership interest under such procedures be admitted to the Partnership as a Substituted Limited Partner without the written consent of CFH, which consent may be given or refused in CFH's sole and absolute discretion.

                  (C) In no event shall such procedures allow any Transfers that
(I) would violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, state securities commissions or any other governmental authorities with jurisdiction over such Transfers or (II) would affect Partnership's existence or qualification as a limited partnership under any applicable state law.

                  In connection with establishment of the foregoing procedures, Towers (or its designee(s)) (in consultation with CFH) may establish mechanisms for certification of, notices to, and voting of, limited partner Interests. The other Partners shall agree with and cause such mechanisms to be reflected in an amendment of this Agreement (so long as such mechanisms do not adversely affect the entitlements to percentages of allocations or distributions of such other Partners or are customary for partnerships that have numerous limited partners).

                  Section 9.4. Transfer of Interests of General Partners Other Than CFH. In the event of a transfer of all or any part of the Partnership Interest of a General Partner other than CFH, such Partnership Interest shall immediately and automatically (and without further action by the transferring Partner or the transferee) be converted from a Partnership Interest as a general partner to a Partnership Interest as a Limited Partner (unless the transferring General Partner expressly notifies the Partnership to the contrary). However (except as provided in the first sentence of Section 9.3), such transferee shall not be admitted in the Partnership as a Substituted Limited Partner without the written consent of CFH, which consent may be given or refused in CFH's sole and absolute discretion.

                  Section 9.5. Substituted Limited Partners. (a) The transferee of a Partner's Interest in the Partnership may be admitted in the Partnership as a Substituted Limited Partner upon the written consent of CFH, which consent may be given or refused in CFH's sole and absolute discretion.

                  (b) Upon the Transfer of its entire Interest in the Partnership and the admission of such Partner's transferee pursuant to Section 9.5(a), a Partner shall be deemed to have withdrawn from the Partnership.

                  Section 9.6. Consequences of Transfers Generally. (a) In the event of any Transfer or Transfers permitted under this Article IX, the transferor and the Interest in the Partnership that is the subject of such Transfer shall remain subject to all terms and provisions of this Agreement and the transferee shall (except as provided in Section 9.5) hold such Interest in the Partnership subject to all unperformed obligations of the transferor and shall agree in writing to the foregoing if requested by any of the General Partners. Any successor or transferee hereunder shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

                  (b) Unless a transferee of a Partner's Interest becomes a Substituted Limited Partner, such transferee shall have no right to obtain or require any information or account of Partnership transactions, or to inspect the Partnership's books, or to consent or vote on Partnership matters. Such a Transfer shall, subject to the last sentence of Section 9.1, merely entitle the transferee to receive the share of distributions, income and losses to which the transferring Partner otherwise would be entitled. Each Partner agrees that such Partner will, upon request of the Management Committee, execute such certificates or other documents and perform such acts as the Management Committee deems appropriate after a Transfer of that Limited Partner's Interest in the Partnership (whether or not the transferee becomes a Substituted Limited Partner) to preserve the limited liability of the Limited Partner under the laws of the jurisdictions in which the Partnership is doing business.

                  (c) The Transfer of a Partner's interest in the Partnership and the admission of a Substituted Limited Partner shall not be cause for dissolution of the Partnership.

                  (d) References in this Agreement to allocations or distributions to a Partner shall include allocations or distributions to any predecessor in interest of such Partner. Any transferee of a Partner admitted as a Partner pursuant to this Agreement and any assignee of a Partner pursuant to an assignment permitted under this Agreement shall succeed to the Capital Account so transferred or assigned to such Person.

                  Section 9.7. Admission of Additional Limited Partners. (a) The Management Committee acting in accordance with Section 6.3(a)(v) may admit one or more Persons as additional Limited Partners ("Additional Limited Partners") for such Capital Contributions in cash as the Management Committee, in its sole discretion, may determine; provided, however, that no Person may be admitted as an Additional Limited Partner if such admission would jeopardize the status of the Partnership as a partnership for Federal income tax purposes or violate or cause the Partnership to violate any applicable Federal or state law, rule or regulation.

                  (b) Each Additional Limited Partner shall automatically be bound by all of the terms and conditions of this Agreement applicable to a Limited Partner. Each Additional Limited Partner shall execute such documentation as requested by the Management Committee pursuant to which such Additional Limited Partner agrees to be bound by the terms and provisions of this Agreement.

                  (c) Each Additional Limited Partner shall, at the discretion of the Management Committee, be subject to a charge in such amount as the Management Committee shall determine to reimburse the Partnership for the expenses incurred by or on behalf of the Partnership in connection with such admission.

                                    ARTICLE X

                         BOOKS, RECORDS, ACCOUNTING AND
                            REPORTS; OTHER AGREEMENTS

                  Section 10.1. Books and Records. (a) The Partnership shall keep or cause to be kept complete and accurate books and records with respect to the Partnership's business, which books and records shall at all times be kept at the principal office of the Partnership or at such other place as the Management Committee shall reasonably designate. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis in accordance with generally accepted accounting principles consistently applied.

                  (b) The books of account and records of the Partnerships shall be audited as of the end of each Fiscal Year by the Accountants.

                  Section 10.2. Access to Books. (a) The books and records of the Partnership shall be available to each Partner or its representatives or a Partner's designees for inspection, copying and audit (at the Partnership's expense) during normal business hours and, upon request made by Towers at least one Business Day in advance, at any other time at the principal office of the Partnership. The Partnership shall cause the auditors of the Partnership to cooperate in such inspection and audit, and to provide any of their work papers requested in connection therewith, all at the cost and expense of the Partnership.

                  (b) For a period of seven years from the Closing Date (or such longer period as may be required of the Partnership by any governmental agency or requested by Towers or any Person or Persons designated by Towers in connection with disputes, investigations or litigation):

                  (i) the Partnership shall not dispose of or destroy any of the books, records, files and data of the Partnership relating to periods prior to the Closing (or otherwise obtained from any Towers Entity or relating in any way to TIRC) ("Partnership Books and Records") without first offering to turn over possession thereof to Towers by written notice to Towers at least 30 days prior to the proposed date of such disposition or destruction;

                  (ii) the Partnership shall allow Towers and its agents or designees access to all the Partnership Books and Records during normal working hours and, upon request made at least one Business Day in advance at any other time at the Partnership's principal place of business or at any location where any Partnership Books and Records are stored, and Towers shall have the right, at the Partnership's expense, to make copies of any of the Partnership Books and Records; and

                  (iii) the Partnership shall make available to Towers upon written request (i) copies of any Partnership Books and Records, (ii) Partnership personnel to assist Towers in locating and obtaining any Partnership Books and Records and (iii) any of Partnership personnel whose assistance or participation is reasonably required by Towers or any of their Affiliates in anticipation of, or preparation for, existing or future litigation, tax returns or other matters in which Towers or any of its Affiliates are involved.

                  Section 10.3. Fiscal Year. The fiscal year of the Partnership shall either be the calendar year or the twelve month period ending June 30th, as Tower designates to the Partnership prior to Closing or within 30 days thereafter; provided, however, that the last Fiscal Year of the Partnership shall end on the date on which the Partnership is terminated.

                  Section 10.4. Reports. (a) As soon as practicable (but in any event within 120 days) after the close of each Fiscal Year, the Partnership shall cause to be mailed to each Partner financial statements of the Partnership for the Fiscal Year then ended, including a balance sheet and statements of operations, Partners' equity and changes in financial position, reconciliation of Capital Accounts for all Partners and schedules of distributions and allocations of Net Income and Net Loss for all Partners, all of which shall be prepared in accordance with generally accepted accounting principles (except as required by this Agreement) and shall be audited by the Partnership's Accountants. The Partnership's Accountants shall be selected by the Management Committee (with the concurrence of the designees of all General Partners which shall not be unreasonably withheld) from among the nationally recognized accounting firms.

                  (b) As soon as practicable (but in no event later than 60 days) after the close of each Fiscal Quarter, except the last Fiscal Quarter of each Fiscal Year, the Partnership shall cause to be mailed to each Partner unaudited financial statements of the Partnership for the fiscal quarter then ended, including a balance sheet and statements of operations, Partners' equity and changes in financial position, reconciliation of Capital Accounts for all Partners and schedules of distributions and allocations of Net Income and Net Loss for all Partners, all of which shall be prepared in accordance with generally accepted accounting principles (except as required by this Agreement).

                  (c) The Partnership shall mail to each Partner copies of any monthly Partnership financial statements or operating reports furnished to the Partnership's principal lenders. Such reports shall be mailed to the Partners at the same time they are forwarded or delivered to the Partnership's principal lenders.

                  SECTION 10.5. Preparation of Tax Returns. The Partnership shall arrange for the preparation and timely filing of all returns relating to Partnership income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes. CFH shall cause the Partnership to furnish to each of the Partners within 60 days of the close of the taxable year the tax information required for federal, state and local income tax reporting purposes. If so requested by Towers or a Person or Persons designated by Towers in a notice provided to the Partnership in any Fiscal Year, the Partnership shall duly make a timely election under Section 754 of the Code.

                                   ARTICLE XI

                           WITHDRAWAL OF PARTNERSHIP;
                           TERMINATION OF PARTNERSHIP;
                     LIQUIDATION AND DISTRIBUTION OF ASSETS

                  Section 11.1. Withdrawal of Partner. Except as otherwise specifically permitted in this Agreement, no Partner shall at any time retire or withdraw from the Partnership. Any Partner retiring or withdrawing in contravention of this Section 11.1 shall indemnify, defend and hold harmless the Partnership and all other Partners from and against any losses, expenses, judgment, fines, settlements or damages suffered or incurred by the Partnership or any other Partner arising out of or resulting from such retirement or withdrawal.

                  Section 11.2. Dissolution of Partnership. (a) The Partnership shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

                  (i) the Dissolution Date;

                  (ii) the removal, withdrawal, resignation or Bankruptcy of any General Partner or the dissolution or termination of any General Partner's existence as an entity (an "Event of Withdrawal"); provided, however, that with respect to any of the Towers Entities, the occurrence of any of the events listed in this Section 11.2(a)(ii) will only constitute an Event of Withdrawal if such event occurs subsequent to the substantial consummation of a plan of reorganization or a liquidation of such Towers Entity;

                  (iii) upon election and notice by Towers (or such Person or Persons as are designated by Towers) to the Partnership, the occurrence of a Transfer in violation of Section 9.2 of this Agreement;

                  (iv) upon election and notice by Towers (or such Person or Persons as are designated by Towers) to the Partnership, the occurrence of any event which constitutes a material breach of this Agreement by CFH which continues uncured for 30 days; or

                  (v) the occurrence of any other event that would make it unlawful for the business of the Partnership to be continued;

or as otherwise required under the Delaware Act; provided, however, that upon the occurrence of an Event of Withdrawal or an event described in clause (iii) or (iv) above, the remaining Partners may, by written consent of Two-Thirds-in-Interest of the remaining Partners (or such higher percentage as may be required by the Delaware Act), elect a successor general partner (if necessary) and continue the business of the Partnership without application of the liquidation provisions of this Article XI, such action to be taken within 90 days after such Event of Withdrawal or an event described in clause (iii) or
(iv) above. In the event of the continuation of the Partnership as herein provided, any successor general partner shall exercise the rights and powers and assume the obligations hereunder of a General Partner (excluding, however, obligations of a General Partner to another Partner occasioned by that General Partner's removal or wrongful resignation or withdrawal as General Partner), and shall have such interest in the Net Income, Net Loss and distributions of the Partnership as shall be agreed upon by the successor general partner(s) (if any) and Two-Thirds-in-Interest of the remaining Partners upon execution of a written acceptance of this Agreement. Except as provided herein or otherwise required by Delaware law, the Limited Partners shall have no power to dissolve the Partnership without the consent of the Management Committee.

                  (b) In the event of the dissolution of the Partnership for any reason, the remaining General Partner, or, if there is more than one remaining General Partner, a liquidating agent appointed by Two-Thirds-in-Interest of the remaining General Partners, or if there is no remaining General Partner, then a liquidating agent appointed by Two-Thirds-in-Interest of the Limited Partners (the remaining General Partner or such Person so designated hereinafter referred to as the "Liquidator"), shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's Assets. The Partners shall continue to share all income, losses and allocations during the period of liquidation in accordance with Articles IV and V. The Liquidator shall have full right and unlimited discretion to determine the time, manner, and terms of any sale or sales of Partnership Assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

                  (c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the Management Committee would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets.

                  (d) Notwithstanding the foregoing, a Liquidator which is not a General Partner shall not be deemed a Partner in this Partnership and shall not have any of the economic interests in the Partnership of a Partner; and such Liquidator shall be compensated for its services to the Partnership at normal, customary and competitive rates for its services to the Partnership as reasonably determined by Two-Thirds-in-Interest of all the Partners.

                  Section 11.3. Distribution in Liquidation. Upon liquidation of Partnership, distributions of Partnership Assets shall be made in the following amounts and order of priority:

                  (a) first, to pay the costs and expenses of the winding up, liquidation and the termination of the Partnership;

                  (b) second, to creditors of the Partnership, in the order of priority provided by law, but not including those liabilities (other than liabilities to any General Partner for any expenses of the Partnership paid by such General Partner for any expenses of the Partnership paid by such General Partner or its Affiliates to the extent such General Partner is otherwise entitled to reimbursement hereunder) to the Limited Partners or to the General Partners in their capacity as Partners;

                  (c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Partnership, provided that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

                  (d) fourth, to the Partners for loans, if any, made by them to the Partnership;

                  (e) fifth, to the Partners other than CFH in proportion to their respective Capital Account Shares, the aggregate amount of Unpaid Quarterly Yield Amounts and Unrecovered Capital for all such Partners; and

                  (f) sixth, the aggregate amount remaining for distribution in cash and the Distribution Value of any other assets of the Partnership (the "Capital Liquidation Amount") shall be simultaneously distributed to the Partners either:

                           (1) (i) for CFH, an amount equal to the positive
                  balance of CFH's Capital Account; and (ii) for each other Partner, an amount equal to the Capital Liquidation Amount minus the amount specified in subclause (1)(i) of this clause
                  (f) distributed in proportion to their respective positive Capital Account balances; or

                           (2) proportionately according to the positive
                  balances in the respective Partner's Capital Account;

whichever of (1) or (2) yields a larger aggregate total for the Partners other than CFH.

                  If the Liquidator, in its sole discretion, determines that Partnership Assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined. Such assets shall be retained or distributed by the Liquidator as follows:

                  (i) The Liquidator shall retain assets having an appraised value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of subparagraphs (a), (b), and (c) of this Section 11.3.

                  (ii) The remaining assets shall be distributed to the Partners in the manner specified in subparagraphs (d), (e) and (f) of this
         Section 11.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Partner its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Partners as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Distribution Value of the assets and the tax consequences of the proposed distribution upon each of the Partners (including both distributes and others if any). Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

                  Section 11.4. Final Reports. Within a reasonable time following the completion of the liquidation of the Partnership's Assets, the Liquidator shall supply to each of the Partners a statement audited by the Accountants which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and each Partner's portion of distributions pursuant to Section 11.3.

                  Section 11.5. No Rights to Non-Cash Assets. No Partner shall have any right to demand or receive specific property other than cash upon dissolution and termination of the Partnership.

                  Section 11.6. Deficit Restoration. Upon liquidation of the Partnership CFH shall contribute to the Partnership cash in an amount sufficient to restore any deficit in CFH's Capital Account to zero and such amount shall be distributed by the Partnership in accordance with the provision of Section 11.3. No other Partner shall have any liability to restore any deficit in its Capital Account. The obligations of CFH to make Capital Contributions pursuant to
Article III and this Section 11.6 are for the exclusive benefit of the Partnership and not of any creditor of the Partnership; no such creditor is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any capital contribution obligation of CFH.

                  Section 11.7. Termination. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 11.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Partnership.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section 12.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, five days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmissions to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as such party shall designate in a notice given pursuant to this Section).

                        (a)     If to CFH, to:

                                CFHF Partners, L.P.
                                11100 Santa Monica Blvd.
                                Suite 1990
                                West Los Angeles, CA  90025

                  Facsimile:    (310) 473-3813
                                Attention:  John Hall

                                with a copy to:

                                Rogers & Wells
                                200 Park Avenue
                                New York, New York  10166
                                Attention:  Dennis Drebsky, Esq.

                        (b)     If to Towers, to:

                                Towers Financial Corporation
                                417 Fifth Avenue
                                New York, New York  10016
                                Attention:  Alan Cohen, Trustee
                                Facsimile:  (212) 779-7769

                                with a copy to:

                                Fried, Frank, Harris, Shriver & Jacobson
                                One New York Plaza
                                New York, New York  10004-1980
                                Attention:  Terrence A. Corrigan, Esq.
                                Telecopier:  (212) 747-1526

                                and to the Persons in (e) below

                        (c)     If to the Partnership, to:

                                1525 Locust Street
                                17th Floor
                                Philadelphia, PA  19102

                        (d)     If to any Limited Partner:

                                Winthrop, Stimson, Putnam & Roberts
                                One Battery Park Plaza
                                New York, New York  1004-1490
                                Attention:  Richard L. Epling, Esq.
                                Facsimile:  (212) 858-1500

                        (e)     If to the Committee to:

                                Mr. Ronald O. Drake, Co-Chairman
                                The Official Committee of Unsecured
                                   Creditors of Towers Financial Corporation
                                LaSalle National Bank
                                One EAB Plaza
                                Uniondale, New York  11555-5729
                                Facsimile:  (516) 296-6506

                                Mr. Derrick Royal, Co-Chairman
                                The Official Committee of Unsecured
                                   Creditors of Towers Financial Corporation
                                City of Detroit Police and Fire
                                  Retirement System
                                6525 Lincoln
                                Detroit, Michigan  48202
                                Facsimile:  (313) 871-7024

                           with a copy to:

                                Winthrop, Stimson, Putnam & Roberts
                                One Battery Park Plaza
                                New York, New York  10004-1490
                                Attention:  Richard L. Epling, Esq.
                                Facsimile:  (212) 858-1500


                  Section 12.2. Amendments. Amendments to this Agreement which do not adversely affect the right of any Limited Partner in any material respect may be made by the Management Committee with the approval of all the General Partners without the consent of any Limited Partner if those amendments are (i) of an inconsequential nature (as reasonably determined by the Management Committee but if Towers is not at such time a General Partner, as determined by at least five members of the Management Committee), (ii) for the purpose of admitting Additional Limited Partners or Substituted Limited Partners as permitted by this Agreement, (iii) necessary to maintain the Partnership's status as a partnership according to Section 7701(a)(2) of the Code, (iv) necessary to preserve the validity of any and all allocations of Partnership income, gain, loss or deduction pursuant to Section 704(b) of the Code, or (v) contemplated by this Agreement. Amendments to this Agreement other than those described in the foregoing sentence may be made only if embodied in an instrument signed by all the General Partners and Two-Thirds-in-Interest of the Limited Partners; provided, however, that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall (i) without the consent of all Partners, change or alter this Section 12.2, or (ii) without the consent of each of the Partners adversely affected thereby, except as contemplated herein, increase the liability of any Limited Partner, decrease any Limited Partner's interest in profits and distributions or increase any Limited Partner's interest in losses. The Partnership shall send to each

Limited Partner a copy of any amendment executed by the General Partners pursuant to this Section 12.2.

                  Section 12.3. Entire Agreement. This Agreement, together with the Contribution Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

                  Section 12.4. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

                  Section 12.5. Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns.

                  Section 12.6. Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which shall be considered an original.

                  Section 12.7. Separability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 12.8. Captions. The section and other captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  Section 12.9. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders, and the neuter gender shall include the masculine and feminine genders.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 18th day of March, 1994.


                                GENERAL PARTNER:

                                    CFHF Partners, L.P.

                                    By:  CFHF, Inc., General Partner


                                         By:/s/  John T. Hall
                                            ------------------------------------
                                            John T. Hall
                                            President



                                GENERAL PARTNER:

                                    Towers Financial Corporation



                                    By:/s/ Alan Cohen
                                       -----------------------------------------
                                       Name:   Alan Cohen
                                       Title:  Trustee



                                LIMITED PARTNER:

                                    Towers Limited Partner
                                      Subsidiary Corp.



                                    By:/s/ William J. Fitzgerald
                                       -----------------------------------------
                                       Name:   William J. Fitzgerald
                                       Title:  Attorney-in-Fact



Consented to:


John T. Hall
as withdrawing limited partner.


/s/ John T. Hall